Exhibit 99.2

News Release

FOR IMMEDIATE RELEASE

ACCO BRANDS CORPORATION ANNOUNCES INITIATION OF QUARTERLY DIVIDEND

Announces Additional $100 Million Share Repurchase Authorization

LAKE ZURICH, ILLINOIS, February 14, 2018 - ACCO Brands Corporation (NYSE: ACCO), one of the world's largest designers, marketers and manufacturers of branded academic, consumer and business products, today announced that its board of directors has approved the initiation of a dividend program under which the company will pay a regular quarterly cash dividend of $0.06 per share ($0.24 per share on an annualized basis) to stockholders. The first dividend will be paid on March 21, 2018, to stockholders of record as of the close of business on March 1, 2018.

"The decision by the board to initiate a dividend represents a meaningful milestone in our history and demonstrates confidence in our strong operating performance, significant free cash flow generation and positive long-term financial outlook," said Boris Elisman, Chairman, President and Chief Executive Officer of ACCO Brands. "The addition of quarterly dividends underscores our commitment to bring value to our shareholders. This complements continued investments in our brands and product innovation, share repurchases and acquisitions," he added.

The company also announced that its board of directors approved an authorization to repurchase up to an additional $100 million in shares of its common stock. As of December 31, 2017, the company had $84.0 million remaining of its prior authorizations. With the new authorization the company has a combined $184.0 million available for share repurchases.

The declaration and payment of future dividends will be at the discretion of the board of directors and will be dependent upon, among other things, the company's financial position, results of operations, cash flow and other factors. Stock repurchases remain subject to market conditions and other considerations and may be commenced or suspended at any time or from time to time, without prior notice.

About ACCO Brands Corporation

ACCO Brands Corporation is one of the world's largest designers, marketers and manufacturers of branded academic, consumer and business products. Our widely recognized brands include Artline®, AT-A-GLANCE®, Derwent®, Esselte®, Five Star®, GBC®, Hilroy®, Kensington®, Leitz®, Mead®, Quartet®, Rapid®, Rexel®, Swingline®, Tilibra®, Wilson Jones®, and many others. Our products are sold in more than 100 countries around the world. More information about ACCO Brands, the Home of Great Brands Built by Great People, can be found at www.accobrands.com.

Forward-Looking Statements

Statements contained in this press release, other than statements of historical fact, particularly those anticipating future financial performance, business prospects, growth, operating strategies and similar matters are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, which are generally identifiable by the use of the words "will," "believe," "expect," "intend," "anticipate," "estimate," "forecast," "project," "plan," and similar expressions, are subject to certain risks and uncertainties, are made as of the date hereof, and we undertake no duty or obligation to update them. Because actual results may differ materially from those suggested or implied by such forward-looking statements, you should not place undue reliance on them when deciding whether to buy, sell or hold the company’s securities.

Detailed information concerning the important factors that could cause actual results to differ materially from our forward looking statements is readily available in our publicly filed quarterly, annual and other reports, including in "Part I, Item 1A. Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2016 and in other reports we file with the SEC.

For further information:

Rich Nelson            Jennifer Rice
Media Relations        Investor Relations
(847) 796-4059        (847) 796-4320